As filed with the Securities and Exchange Commission on May 19, 2005

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE ULTIMATE SOFTWARE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	65-0694077
(State of Incorporation)	(I.R.S. Employer Identification Number)

2000 Ultimate Way
Weston, FL 33326
(Address, including Zip code, of
registrant’s principal executive offices)

The Ultimate Software Group, Inc.
2005 Equity and Incentive Plan
(Full title of the plan)

Mitchell K. Dauerman
The Ultimate Software Group, Inc.
2000 Ultimate Way
Weston, FL 33326
(954) 331-7000
(Name, address, including Zip code, and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed Maximum
Securities to Be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered (1)	Share (2)	Price(2)	Registration Fee
Common Stock, par value $0.01 per share	2,057,377 shares	$15.56	$32,012,786	$3,768

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under The Ultimate Software Group, Inc. 2005 Equity and Incentive Plan (the “Plan”) by reason of (i) the forfeiture, or cancellation, without exercise of awards issued under the Plan or stock options issued under The Ultimate Software Group, Inc. Nonqualified Stock Option Plan, as amended and restated as of December 20, 2002 (the “Prior Plan”), (ii) the exchange of shares of Common Stock by a participant in the Plan as full or partial payment of the exercise price or tax withholding with respect to awards issued under the Plan or stock options issued under the Prior Plan, or (iii) any stock dividend, stock split, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of the Company’s Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq on May 16, 2005.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) have been or will be sent or given to participants in the Plan as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), such document(s) not being filed with the Commission but constituting (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents are incorporated herein by reference as of their respective dates of filing:

(a)	The Annual Report of The Ultimate Software Group, Inc (the “Company”) on Form 10-K for the fiscal year ended December 31, 2004 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004; and

(c)	The description of the Company’s capital stock set forth in its Registration Statement on Form 8-A (Reg. No. 000-24347) filed with the Commission on May 27,1998, including any further amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicate that all securities offered hereunder have been sold or which deregister all securities then remaining unsold hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein or therein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     The Company will provide without charge to each participant under the Plan, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to The Ultimate Software Group, Inc. 2000 Ultimate Way, Weston, Florida 33326, Attention: Mitchell K. Dauerman, telephone number (954) 331-7369.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The legality of the common stock will be passed upon for us by Dewey Ballantine LLP, New York, New York. Mr. James A. FitzPatrick, Jr., a member of that firm, is also a member of our Board of Directors and owns 2,000 shares of common stock and holds options to purchase 59,686 shares of common stock.

Item 6. Indemnification of Directors and Officers.

     The Certificate of Incorporation of the Company provides for indemnification, to the fullest extent permitted by law, of any person who was or is a director, officer, employee or agent of the Company or was serving in such capacity with another entity at the Company’s request (each, an “Indemnified Person”), and is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether derivative or not. Indemnification continues as to an Indemnified Person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of an Indemnified Person. The indemnification provisions in the Certificate of Incorporation are non-exclusive and allow the Company to indemnify by agreement or vote of stockholders or disinterested directors.

     Any indemnification is subject to applicable law requiring a case-by-case determination that indemnification is appropriate.

     The Certificate of Incorporation permits the Company to, and the Company has and intends to, purchase liability insurance on behalf of any such person against any liability which may be asserted.

     The Certificate of Incorporation also authorizes, to the fullest extent allowed by law, indemnification for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, as well as the advancement of expenses to an Indemnified Person.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See Index to Exhibits following signature page.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Weston, Florida, on this 19th day of May, 2005.

THE ULTIMATE SOFTWARE GROUP, INC.
By:	/s/ Mitchell K. Dauerman
Mitchell K. Dauerman
Executive Vice President, Chief Financial Officer and Treasurer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Scott Scherr Scott Scherr Scott Scherr	President, Chief Executive Officer and Chairman of the Board	May 19, 2005

/s/ Marc D. Scherr Marc D. Scherr	Vice Chairman of the Board and Chief Operating Officer	May 19, 2005

/s/ James A. FitzPatrick, Jr. James A. FitzPatrick, Jr.	Director	May 19, 2005

LeRoy A. Vander Putten	Director	May , 2005

Robert A. Yanover	Director	May , 2005

/s/ Rick Wilber Rick Wilber	Director	May 19, 2005

Index to Exhibits

Exhibit Number		Description
5.1	-	Opinion of Dewey Ballantine LLP as to legality of securities being registered

23.1	-	Consent of KPMG LLP

23.2	-	Consent of Dewey Ballantine LLP (included in Exhibit 5.1)

99.1	-	The Ultimate Software Group, Inc. 2005 Equity and Incentive Plan